Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 29, 2006 accompanying the financial statements of Warrior Energy Services Corporation appearing in the 2005 Annual Report of the Company to its shareholders included in the Annual Report on Form 10-K for the year ended December 31, 2005 which are incorporated by reference in this registration statement and proxy statement/prospectus. We consent to the incorporation by reference in the registration statement and proxy statement/prospectus of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Houston, Texas
October 19, 2006